RECEIVABLES PURCHASE AGREEMENT
This RECEIVABLES PURCHASE AGREEMENT (this “Agreement”), dated December 7, 2015 (“Effective Date”), is made by and between Wave Systems Corp., with its principal office at 480 Pleasant Street, Lee, MA 01238, (“Seller”) and Marble Bridge Funding Group, Inc., having its principal office at 1440 Maria Lane, Suite 210, Walnut Creek, CA 94596. (“MBFG”).
WHEREAS, Seller desires to sell, and MBFG is willing to purchase, Eligible Receivables (hereinafter defined) on the terms and conditions set forth herein;
NOW THEREFORE, in consideration of the mutual covenants set forth herein, the parties agree as follows:
1.Definitions; Rules of Construction. All terms used and not otherwise defined herein shall have the meaning set forth in the version of the Uniform Commercial Code adopted in California (as amended, “UCC”). Unless otherwise noted, references to “Sections,” “Exhibits,” Schedules,” and “Riders” refer to Sections, Exhibits, Schedules, and Riders hereof “Hereof,” “herein,” “hereunder,” and similar words refer to this Agreement in its entirety. “Or” is not necessarily exclusive. All accounting terms and computations are construed in accordance with generally accepted accounting principles consistently applied (“GAAP”).
“ACA” means the Federal Assignment of Claims Act of 1940, as amended.
“Applicable law” or “applicable law” means any federal, state or local law, treaty, rule, regulation, consent, authorization, or determination of the United States of America, any state, municipality, or any political subdivision thereof; or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to a government to which a person, entity, Obligor, Contract, Receivable or transaction is subject.
“Approved Invoice” means an invoice submitted by Seller to an Obligor which has been approved for payment by such Obligor in respect of goods and/or services provided to such Obligor by Seller, and is so marked by the Obligor.
“Assignment of Accounts ‘Receivable” means an assignment of one or more Receivables in form and substance acceptable to MBFG in its sole discretion.
“Assignment of Claims” means an assignment of claims in form and substance that complies with the requirements of the ACA and that is acceptable to MBFG in its sole discretion.
“Avoidance Claims” means any claim that any payment received by MBFG is avoidable under the Bankruptcy Code or any other debtor relief statute.
“Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions in the State of California are generally closed.
“Cash Percentage” means 80% until or unless MBFG determines in its sole and absolute discretion to change such percentage.
“Collateral” means all of Seller’s right, title and interest in and to any and all present or future contracts, contracts for sale, contract rights, accounts, accounts receivable, assignments, notes, drafts, tools, deposit accounts (including without limitation, the Specific Reserve Account). whether special or general, documents, instruments, promissory notes, chattel paper, investment property, letter-of-credit rights, letters of credit, general intangibles, including but not limited to trademarks, trade names, patents, copyrights and other forms of intellectual property, and all other assets, including, but not limited to, physical assets, transportation equipment, machinery, equipment, inventory, goods, and farm products, and other assets, whether now or hereafter owned or existing, leased, consigned by or to, or acquired by Seller, and regardless of where located, and all proceeds of any of the foregoing, whether arising from voluntary or involuntary disposition, including, without limitation, Seller’s rights to any returned inventory or rejected goods or personal property, and insurance proceeds.
“Contract” means each written agreement entered into by Seller with an Obligor pursuant to which Seller agrees to provide goods or services for payment.
“Defaulted Receivables” means Receivables in which any portion of payment due thereon remains unpaid 90 or more days after the Receivables Purchase Date.
“Eligible Contract” means a Contract which is acceptable as determined by MBFG in its sole and absolute discretion. In exercising its sole and absolute discretion when determining eligibility, MBFG will consider, but will not be limited to, the following minimum criteria (“Minimum Criteria For Eligible Contract”): it is a Contract: (i) respecting which Seller is in compliance herewith, (ii) meeting all requirements of the origination and servicing procedures adopted by MBFG from time to time, (iii) having an Eligible Obligor, (iv) expressly providing for assignment, (v) not by its terms or by operation of law or regulation providing for a surety of the work to be performed or the goods to be provided by Seller, and (vi) for which an executed Assignment of Accounts Receivable or Assignment of Claims covering all payments has been assigned to MBFG for collection.
“Eligible Obligor” means an Obligor which is acceptable as determined by MBFG in its sole and absolute discretion.
“Eligible Receivable” means a Receivable that is acceptable for purchase as determined by MBFG in its sole and absolute discretion, arid continues to be acceptable until paid in full. In exercising its sole and absolute discretion when determining eligibility, MBFG will consider, but will not be limited to, the following minimum criteria (“Minimum Criteria For Eligible Receivable”):
(a)    The Receivable has arisen from an Eligible Contract in the ordinary course of Seller’s business pursuant to a sale of goods or services performed in compliance with all law applicable to such goods and services and to Seller and Obligor;
(b)    MBFG has received a valid Assignment of Claims or Assignment of Accounts Receivable or other assignment that has been authorized by Seller and constitutes a “true sale” under applicable law, that sells, transfers and assigns all right title and interest in the Receivables and grants MBFG good title thereto free and clear of all Liens of others;
(c)    Seller is not in default under the Contract from which such Receivable arose and the related invoice submitted by Seller is an Approved Invoice;
(d)    The Face Amount is between $250 and $1,000,000, unless otherwise permitted by MBFG in its sole and absolute discretion;
(e)    Seller or its designee has duly given all notices of assignment required by, and otherwise complied in all respects with, the ACA, the LICC and applicable law, and all such notices are in full force and effect to permit the legal, valid and enforceable transfer of such Receivable by Seller to MBFG;
(f)    The Receivable is at all times the legal, valid and binding payment obligation of the Obligor under the Receivable, enforceable against such Obligor in accordance with its terms, and not subject to any tight of rescission, set-off, counterclaim or any other defense against Seller;
(g)    On the Receivables Purchase Date Seller has not (i) taken any action that would impair MBFG’s rights in and to the Receivable or (ii) failed to take any action necessary to avoid impairing MBFG’s rights in and to the Receivable:
(h)    The Receivable is an “account” as defined in the UCC;
(i)    The Receivable is not a Defaulted Receivable;
(j)    The Receivable is denominated in United States Dollars; and
(k)    The credit of the Obligor of the Receivable has been approved by M.BFG in its sole discretion.
“Event of Default” is defined in Section 16.
“Exposed Payments” means payments received by MBFG from or for the account of an Obligor that have become subject to a bankruptcy proceeding, to the extent such payments cleared Obligor’s deposit account within ninety days of the commencement of said bankruptcy case.
“Face Amount” means, with respect to each Receivable, the dollar amount billed by Seller on the related invoice for goods or services provided to the Obligor under, and in accordance with, the related Contract.
“Hazardous Materials” means substances, materials or waste the generation, handling, storage, treatment or disposal of which is regulated by any local or state government authority as a “hazardous waste,” “hazardous material,” or “hazardous substance,” including without limitation those designated as a “hazardous substance” under Section 311 or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. §§ 1321, 1317), defined as a “hazardous waste” under Section 1004 of the Resource Conservation and Recovery Act, (42 .U.S.C. § 6903) or defined as a “hazardous substance” under Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601), and petroleum.
“Lien” means any security interest, mortgage, deed of trust, encumbrance, charge, pledge, hypothecation, assignment, deposit arrangement, lien (statutory or other), preference, participation interest, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement under the UCC or comparable law of any jurisdiction to evidence any of the foregoing.
“Misdirected Payment Fee” means 15% (but in no event less than $1,000) of the amount of any payment on account of a Receivable received by Seller and not delivered immediately in kind to MUG as required under Section 13(b).
“Monthly Administrative Fee” means S850.00 per month, charged at the end of each month with no pro-rations. Seller irrevocably authorizes MBR3 to charge Seller this amount until the later of (1) the termination of this agreement or (2) until no remaining obligations are due MBFG under this agreement.
“Obligor” means the party obligated to make payments for goods or services purchased under a Contract.
“Purchase Termination Date” means the earlier to occur of (i) the date on which this Agreement is terminated by either party on 90 days prior written notice as provided in Section 25, or (ii) the date on which this Agreement terminates under Section 16.
“Receivable” means an account, contract right, or account receivable payable by an Obligor to Seller. whether or not pursuant to a Contract, resulting from Seller having provided goods or services to such Obligor.
“Receivables Purchase Date” is defined in Section 3(b).
“Specific Reserve Account” is defined in Section 12. All right, title and interest therein and thereto belongs to MBFG.
“Termination Fee” is an amount equal to the highest total cumulative fees charged by MBFG during any 90-day period after the Effective Date, including fees charged through the date of payoff. Termination Fee will apply in all instances except an acquisition of Seller resulting in gross proceeds of at least S15,000,000.
2.    The Purchases. MBFG agrees, on the terms and conditions hereinafter set forth, to purchase from Seller, from time to time until the Purchase Termination Date, Eligible Receivables.
3.    Making the Purchases.
(a)    Seller shall notify MBFG of its desire to sell Receivables to MBFG by delivering to MBFG a statement specifying the aggregate Face Amount thereof, with copies of invoices and related Contracts for all such Receivables.
(b)    After such notification and the fulfillment of the conditions of Section 8, MBFG shall remit to Seller or its designee the Cash Percentage of the Face Amount of the Eligible Receivables to be sold by Seller as specified in Section 9 (such date of payment is the “Receivables Purchase Date”). Upon such payment, all of Seller’s right, title and interest in and to such Eligible Receivables shall be deemed sold, assigned, transferred, conveyed and set over to MBFG.
4.    Representations and Warranties. Seller hereby represents and warrants as of the date hereof and as of each Receivables Purchase Date:
(a)    Each Receivable sold, assigned and transferred hereunder satisfies all of the Minimum Criteria For Eligible Receivable and is an Eligible Receivable;
(b)    Seller is a Delaware corporation duly organized and validly existing and in good standing under the laws of the state of Delaware, and has full power and authority to enter hereinto and conduct its business as presently conducted, and to execute, deliver and perform its obligations hereunder, and is duly qualified to do business, with all necessary licenses and approvals in each jurisdiction in which it conducts its business;
(c)    The execution and delivery hereof, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof, have been duly authorized and will not conflict with or breach any terms of any contract, agreement, or instrument to which Seller is a party or by which it or its properties are bound, or conflict with or violate any law applicable to Seller;
(d)    All financial information now or hereafter submitted by Seller to MBFG is true and correct, and has been prepared in accordance with GAAI), consistently applied;
(e)    Seller’s financial statements fairly and completely present Seller’s assets, liabilities and financial condition and results of operations, recognizing that Seller does make public year-end adjustments;
(f)    Seller has no notice or knowledge of non-compliance with any requirement of the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder;
(g)    No information contained in any document or written materials furnished by or on behalf of Seller contains any untrue statement of a material fact or, when considered in light of disclosures otherwise made in writing by Seller to MBFG, omits or fails to state a material fact necessary to make the statement contained herein or therein not misleading in light of the circumstances under which made;
(h)    Seller has filed all material federal, state and local tax returns and other reports required and has accurately reflected the same in its financial statements;
(i)    Seller’s corporate name as set forth in the heading of this Agreement is its corporate name as it appears in its articles or certificate of incorporation or organization, or other constitutional or charter documents, and Seller has not used any corporate or fictitious name except as disclosed herein nor will Seller adopt or use any such name, or change its name;
(j)    There are no material proceedings or investigations, pending or threatened, against Seller before any court, regulatory body, administrative agency, or other tribunal or government instrumentality, except as described in Seller’s most recent filing on Form 10-Q or 10-K;
(k)    All Contracts and Receivables have been created in accordance with and complied with applicable law;
(l)    This Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms;
(m)    This Agreement effects a valid sale, transfer and assignment to MBFG of all het, title and interest of Seller in all Receivables owned by Seller and the proceeds thereof; including all amounts received by Seller with respect thereto;
(n)    Each Contract with respect to which MBFG has purchased a Receivable or accepted assignment of a receivable as security satisfies all of the Minimum Criteria For Eligible Contract and is an Eligible Contract;
(o)    The full Face Amount of each Receivable sold, assigned or transferred hereunder to MBFG shall be paid within 90 days of the Receivable Purchase Date:
(p)    Neither Obligor, nor any employee, officer, agent, director, stockholder, affiliate, or subsidiary of Obligor, is an employee, officer, agent, director, stockholder, affiliate, or subsidiary of Seller;
(q)    Neither Seller, nor any employee, officer, agent, director, stockholder, affiliate, or subsidiary of Seller, is an employee, officer, agent, director, stockholder, affiliate, or subsidiary of Obligor; and
(r)    In respect to each Contract with respect to which MBFG purchases a Receivable or accepts assignment of a receivable as security, as of the date that the Receivable is assigned to M.BFG: (i) all products and services contracted for thereunder will have been delivered to the Obligor, (ii) Obligor will have accepted receipt of such products and services, and (iii) Obligor will have approved payment therefor in the amount of the Face Amount without any offset or other qualification or reservation.
5.    Notice of Breach. The representations and warranties of Section 4 survive any transfer and assignment to MBFG. Upon discovery by Seller of a breach of any representation or warranty set forth in Section 4. Seller shall give prompt written notice thereof to MBFG.
6.    Repurchase of Receivables.
(a)    If, on or after any Receivables Purchase Date, any Receivable purchased on that Receivables Purchase Date does not satisfy or no longer satisfies the Minimum Criteria For Eligible Receivable or otherwise was not or is no longer an Eligible Receivable, then, at MBFG’s option, (i) Seller shall repurchase such Receivable immediately for cash, or (ii) MBFG shall charge to the Specific Reserve Account an amount equal to the Purchase Price paid for such Receivable less the aggregate amount received by MUG from the related Obligor with respect to such Receivable prior to the date of such repurchase plus the Discount Fee, or (iii) Seller shall sell to MBFG Eligible Receivables designated by MBFG in MBFG’s sole discretion at a purchase price to be determined by MBFG, at its sole discretion.
(b)    Additionally, M.BEG may require Seller to repurchase: (i) any Receivable the payment of which has been disputed by the Obligor obligated thereon, MBFG being under no obligation to determine the bona fides of such dispute: and (ii) all Receivables upon the occurrence of an Event of Default, or upon the Purchase Termination Date. The repurchase of a Receivable shall not constitute a reassignment thereof, and a security interest therein shall remain in MBFG.
7.    Security Interest.
(a)    To secure Seller’s now existing and hereafter arising obligations to M.BFG under this Agreement, including, without limitation, Seller’s obligation to pay MBFG’s transaction fees, legal fees and all other fees and expenses as set forth in this Agreement, Seller hereby grants to MUG a continuing lien upon and security interest in all of Seller’s now existing and hereafter arising rights and interests in the Collateral. Seller hereby approves and ratifies any financing statement filed by MBFG against Seller prior to or after the Effective Date.
(b)    In addition to Seller’s obligation to ensure that the full Face Amount of Receivables which have been purchased by MBFG are transmitted directly to MBFG, Seller shall ensure that the full Face Amount of each Receivable which has not been purchased by MBFG is also transmitted to MBFG in accordance with the terms of the Receivable without offset, delay or deduction. Failure by Seller to transmit the payments described in this Section 7 to MBFG in accordance with the terms of this Section 7 shall constitute an Event of Default.
8.    Conditions Precedent to All Purchases of ‘Receivables. Unless expressly waived by MBFG, each purchase of a Receivable (including the initial purchase and all subsequent purchases) shall be subject to the condition precedents that:
(a)    The Assignment of Claims or the Assignment of Accounts Receivable, any and all notices of assignment, and any other documents required by MBFG, all in form and substance acceptable to MBFG in its sole and absolute discretion, shall have been duly and effectively filed with the Obligor as required under the ACA and any other applicable law and shall riot have been returned or rejected by such Obligor as incomplete or defective, or for any other reason, and all invoices for Receivables to be issued by Seller shall be marked as required by MBFG:
(b)    Seller’s representations and warranties hereunder are correct as of the Receivable Purchase Date:
(c)    No event has occurred and is continuing, or would result from such purchase, which constitutes an Event of Default or event that, with the passing of time or the giving of notice, or both, would constitute an Event of Default;
(d)    MBFG shall have received such other approvals, opinions or documents as MBFG may request;
(e)    All conditions precedent for MBFG to obtain the financing necessary to purchase such Receivables shall have been satisfied;
(f)    MBFG shall be satisfied that its security interests or liens are valid, enforceable, and prior to the rights and interests of others except those consented to in writing by MBFG:
(g)    Such additional conditions precedent as may be determined by MBFG in its sole and absolute discretion; and
(h)    Seller’s address as set forth at the head of this Agreement is accurate and denotes the location of its principal place of business.
Neither MBFG’s waiver of any of these conditions precedent or failure to reject a Receivable on account of it not satisfying any of these conditions precedent will in any way relieve Seller from liability hereunder arising from any breach of this Agreement, including any misstatement or misrepresentation set forth in any of the representations and warranties made by Seller to M.BFG.
9.    Purchase Price. Upon satisfaction or waiver of all of the conditions precedent set forth in Section 8, .MBFG shall, subject to the provisions of Section 10, pay Seller or put into the Specific Reserve Account in consideration of each Eligible Receivable purchased on the Receivables Purchase Date:
(a)    Cash in an amount equal to the Cash Percentage, as such percentage may be adjusted from time to time at the sole discretion of MBFG, of the Face Amount of such Eligible Receivable; and
(b)    Subject to Section 10 hereof, on the date which is three Business Days after the earlier of (x) the date of receipt of good funds by MBFG of the entire Face Amount of such Receivable paid by or on behalf of the Obligor and identified as payment with respect to such Receivable purchased by Seller and (y) 360 days after the Receivables Purchase Date (the “Payment Date”), cash in an amount equal to the Face Amount of such Receivable less the sum of (i) the Cash Percentage of the Face Amount of such Receivable, and (ii) a discount fee (“Discount Fee”) equal to the sum of (A) 0.95% of the Face Amount of such Receivable for the first 15-day period or any portion thereof that has elapsed since and including such Receivables Purchase Date and through the Payment Date, (B) 0.95% of the Face Amount of such Receivable for the second 15-day period or any portion thereof that has elapsed since and including the Receivables Purchase Date and through the Payment Date, (C) 0.95% of the Face Amount of such Receivable for any subsequent I5-day period(s) or any portion thereof that have elapsed since and including the Receivables Purchase Date and through the Payment Date, and (D) a 0% of the Face Amount of such Receivable, which is an administrative fee accruing on the Receivable Purchase Date.
10.    Settlement Procedures.
(a)    On the Payment Date, MBFG shall determine (i) the net amounts, if any, due Seller pursuant to Section 9 and the amount of any other collections received which are otherwise due Seller, minus (ii) the net amounts due to MBFG pursuant to Seller’s obligations to repurchase Receivables under Section 6 or otherwise. If such amount is positive, MBFG shall pay such amount to Seller, and if such amount is negative, MBFG shall advise Seller of such amount due to MBFG, and if payment therefore is not received on the next Business Day, MBFG shall collect the amount due from Seller (i) first front amounts otherwise due to Seller from MBFG, (ii) second from collections received and otherwise due to Seller, (iii) third from amounts available in the Specific Reserve Account, and (iv) fourth from any other amounts otherwise due Seller. Any amount which remains unsatisfied will constitute an unpaid and outstanding obligation of Seller. Failure by Seller to immediately pay this unpaid and outstanding obligation will constitute an Event of Default.
(b)    All payments to MBFG under this Agreement other than wire transfers shall be made to MBFG’s principal office at the address set forth in Section 13(h). Payments must be received by MBFG not later than 12:00 noon Pacific Time Zone; payments received after 12:00 noon shall not be credited to Seller until the next Business Day. All payments to MBFG by wire transfer shall be into the account designated by MBFG. All payments must be in lawful money of the United States of America in same day funds. Payments to Seller under this Agreement, or to a third party for the benefit of Seller, may be by check, which may be mailed, picked up in person, or deposited directly into an account designated by Seller, by wire transfer to an bank account designated in writing by such Seller to MBFG. All fees or costs associated with any payment to Seller, including without limitation, wire transfer fees and other associated fees, shall be the responsibility of Seller.
(c)    Whenever any payment to be made hereunder is stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.
11.    Adjustments. If on any day the outstanding balance of a Receivable is either (i) reduced as a result of any defective, rejected or returned merchandise or services, any cash discount, or any adjustment by Seller, or (ii) reduced or canceled as a result of a set-off in respect of any claim by the Obligor thereof against Seller (whether such claim arises out of the same or a related transaction or an unrelated transaction), the value of the adjustment(s) to the outstanding balance shall be deemed to have been received by Seller and shall be remitted promptly to MBFG, but in no event more than 5 days after such deemed payment.
12.    Specific Reserve Account. Notwithstanding any term hereof to the contrary, during the term hereof, Seller shall deposit with MBFG, and MBFG may withhold from amounts otherwise due to be paid to Seller hereunder, in a Specific Reserve Account, an amount equal to the “Specific Reserve Requirement,” which is equal to 10% or such other percentage that MBFG may determine is appropriate from time to time in its sole discretion, of the average aggregate Face Amount of the outstanding Receivables that have been .purchased pursuant hereto during the 120-day period preceding the date as of which the determination of the Specific Reserve Requirement is being made. Amounts in the Specific Reserve Account shall be paid to Seller only after all obligations of Seller to MBFG have been satisfied in full. Seller hereby authorizes MBFG to charge and set-off against the Specific Reserve Account any amounts due MBFG hereunder at any time, without prior notice to Seller.
13.    Further Covenants.
(a)    At any time and from time to time, at Seller’s expense, Seller will promptly execute and deliver all further instruments and documents, in form and substance acceptable to M.BFG, and take all further action, that may be necessary or desirable, or that al13FG may request, in order to perfect and protect any rights, assignment, or security interest granted or purported to be granted hereby or to enable MBFG to exercise and enforce its rights and remedies hereunder or to preserve and protect MBFG’s interest in or the value of any Receivable or Collateral, and pay the costs of any recording or filing of the same, and MBFG may do anything which it, in its discretion, deems reasonably necessary to perfect and protect its interest in the Receivables and Collateral. Without limiting the generality of the foregoing, Seller will make appropriate entries upon its financial statements and its books and records disclosing MBFG’s security interest in the Collateral. Seller authorizes MBFG to notify any parties of the existence and terms of MBFG’s security interest in the Collateral. MBFG may at its option and at any time require Seller to segregate all collections and proceeds of the Collateral so that they are capable of identification and to deliver daily such collections and proceeds to MBFG in kind; and require Seller to obtain MBFG’s prior written consent to any sale, lease, agreement to sell or lease, or other disposition or any inventory other than in the ordinary course of business.
(b)    Seller covenants and agrees that if it receives any payments on any Receivable, then Seller shall hold all such payments in trust for the benefit of MBFG and immediately turn over such payments, in kind, to MBFG. Seller shall not deposit any such payments into its own or another account, and, in the event such payment is not delivered in kind within one Business Day of its receipt by Seller, Seller shall pay to MBFG in cash the Misdirected Payment Fee. If Seller receives payments on any Receivables in any form other than check, including but not limited to cash, credit card or wire transfer, Seller agrees immediately to remit the amount received in good funds to the MBFG.
(c)    Upon MBFG’s request, Seller will deliver to MBFG within 3 days after MBFG requests them, all original documents, including the original Contract, orders, invoices, and delivery receipts related to any Receivable. MBFG shall, at all times, have full access to the books and records of Seller, on Seller’s premises, and may at any time examine and make copies of such books and records and to take extracts therefrom. Seller shall provide (i) Accounts Receivable and accounts payable aging monthly within five (5) days of month end; (ii) prepared financial statements monthly, within (30) days of month end; (iii) bank statements within (10) days of month end: (iv) yearend financial statements and tax returns, within one hundred twenty (120) days of fiscal yearend: and (v) such other financial reports as MBFG may reasonably request from time to time. Without expense to MBFG, MBFG may use any of Seller’s personnel, equipment, including computer equipment, programs, printed output and computer readable media, supplies and premises for the collection of accounts and realization on other Collateral as MBFG, in its sole discretion, deems appropriate. Seller hereby irrevocably authorizes all accountants and other third parties to disclose and deliver to MBFG at Seller’s expense all financial information, books and records, work papers, management reports and other information in their possession relating to Seller.
(d)    Seller will keep its chief place of business, chief executive office, and the office where it keeps its records concerning and the originals of the invoices of Receivables, Contracts and purchase orders and agreements related to such Receivables, at the address set forth in the preamble.
(e)    Seller shall not, without MBFG’s prior written consent in each instance: (i) grant any extension of time for payment of any Receivables or Collateral that is a monetary obligation; (ii) compromise or settle any Receivable or Collateral that is a monetary obligation for less than its full amount; (iii) release in whole or in part any Obligor or other person liable for the payment of any Receivable or Collateral that is a monetary obligation; or (iv) grant any credits, discounts, allowances, deductions, return authorizations or the like with respect to any Receivable or other Collateral.
(f)    Seller shall pay all federal, state and local taxes, including, without limitation, payroll taxes, that are due and to make all future tax payments as they become due that in any manner relate to Seller’s business, and indemnifies and holds MBFG harmless with respect to said taxes. Seller shall promptly provide proof of payment of such taxes to MBFG in such form as MBFG shall require.
(g)    Seller shall maintain insurance on all insurable property owned or leased by Seller in the manner and against such risks as usually maintained by similar businesses and property owners. All such insurance shall be in amounts and form and with insurance companies acceptable to MBFG in its sole discretion. Seller shall furnish to MBFG any and all information concerning such insurance carried and lender loss payable endorsements in favor of MBFG. All policies of insurance shall provide for not less than 30 days prior written cancellation notice to MBFG.
(h)    Seller agrees to have all payments due to it under the terms of any Contract or Receivable sent directly to the MBFG at the following address:

Wave Systems Corp. Marble Bridge Funding Group, Inc. P.O. Box 8195 Walnut Creek, CA 94596	Wells Fargo Bank San Francisco, CA 94104 ABA# 121000248 A/C# 4125502302 Attention: Marble Bridge Funding Group, Inc.
(i)    MBFG shall have, with respect to all Receivables and any goods or personal property returned or rejected in connection with such Receivables, all the rights and remedies of an unpaid seller under the UCC and other applicable law, including the rights of replevin, claim and delivery, reclamation, and stoppage in transit. MBFG shall have the right at any time to take possession of goods or personal property rejected, returned or recovered in connection with any such Receivable. If MBFG does not take possession of such goods and personal property, Seller shall resell them for MBFG’s account at Seller’s expense with the proceeds made payable to MBFG. While Seller retains possession of such goods and personal property, Seller shall segregate them and mark them “Property of Marble Bridge Funding Group.”
(j)    Seller shall not change its name or undertake the use of any alternative name or fictitious name or change its address as set forth at the head of this Agreement without first notifying MBFG in writing of such change.
(k)    Seller shall ensure that the full Face Amount of each Receivable is transmitted to MBFG in accordance with the terms of the Receivable and without any offset, delay or deduction. For the avoidance of doubt, the foregoing applies both to Receivables purchased by MBFG and Receivables assigned to MBFG as security. Accordingly, Seller shall ensure that the full Face Amount of each Receivable which is not purchased by MBFG is also transmitted to MBFG in accordance with the terms of the Receivable and without any offset, delay or deduction.
14.    Authorization of MBFG. Seller hereby irrevocably appoints MBFG and its designees Seller’s true and lawful attorney in fact, to exercise at any times in MBFG’s or such designee’s discretion, at Seller’s sole expense, all or any of the following powers until all amounts due MBFG have been fully, finally, and indefeasibly paid in full: (a) receive, take, endorse, assign, deliver, accept and deposit, in the name of MBFG or Seller, any and all cash, checks, commercial paper, drafts, remittances and other instruments and documents relating to the Receivables, Collateral or the proceeds thereof, (b) charge the Specific Reserve Account for miscellaneous expenses incurred by MBFG related to administration of this agreement and the transactions hereunder, including but not limited to wire fees, courier and delivery fees, copy costs, phone costs, transportation costs, staff labor costs, collection costs and legal fees, (c) take or bring, in the name of MBFG or Seller, all steps, actions, suits or proceedings deemed by MBFG necessary or desirable to effect collection of or other realization upon the Receivables, accounts and other Collateral, (d) to receive, open, and dispose of all mail addressed to Seller for the purpose of collecting accounts and shall be appointed as limited agent with no fiduciary responsibility to execute Seller’s name on any post office change of address form, (e) after an Event of Default, extend the time of payment of, compromise or settle for cash, credit, return of merchandise, and upon any terms or conditions, any and all accounts, Receivables, or Collateral and discharge or release any account debtor or other obligor, without affecting any amounts due hereunder, (0 convey full legal and equitable ownership of Receivables to MBFG pursuant to Section 6 to replace ineligible Receivables purchased by MBFG, and (g) pay any sums necessary to discharge any lien or encumbrance which is senior to MBFG’s security interest in the Receivables or Collateral or any claim against Seller that may adversely affect the collection of any Receivable, which sums shall be included as amounts due hereunder. In no event will MBFG have any liability to Seller for lost profits or other special or consequential damages.
15.    Intention of MBFG and Seller. It is the express intention of MBFG and Seller that this is an agreement for sales of Receivables by Seller and the purchase of such Receivables by MBFG. The relationship of the parties hereto shall be that of seller and purchaser of Receivables, and neither party is or shall be deemed a fiduciary of or to the other.
16.    Events of Default and Remedies. Any of the following events is an “Event of Default”:
(a)    Seller fails to pay any amount due hereunder when due;
(b)    Seller breaches any term or condition hereof:
(c)    Any representation or warranty made herein by Seller or pursuant hereto proves to have been false or misleading when made;
(d)    Any guarantor of Seller’s obligations to MBFG fails to perform or observe any of its obligations to MBFG or notifies MBFG of an intention to rescind, modify, terminate or revoke any guaranty, or any such guaranty ceases to be in full force and effect for any reason whatsoever:
(e)    MBEG’s security interest in any Collateral or other security for Seller’s obligations becomes impaired for any reason;
(f)    Seller or any guarantor of Seller’s obligations to MBFG is generally not paying its debts as they become due, or admits in writing its inability to pay debts generally, or makes an assignment for the benefit of creditors; or is a subject of a bankruptcy, receivership, or oilier reorganization proceeding, including the filing of a security interest on behalf of a trustee for general unsecured creditors;
(g)    One or more arbitration awards, final judgments, decrees or orders for the payment of money is rendered against Seller or any guarantor of Seller’s obligations to MBFG;
(h)    Seller fails to maintain the required amounts in the Specific Reserve Account;
(i)    MBFG, for any reason and in good faith, deems itself insecure with respect to the prospect of repayment or performance of Seller’s obligations hereunder;
(j)    Any Collateral is used in a way that could subject MBFG to liability or subject the Collateral to impairment under applicable law, including without limitation those relating to Hazardous Materials, genetic research or materials, government secrecy, or technology export;
(k)    A federal, state or local tax lien is filed against Seller or its principals;
(l)    Seller deposits, cashes or otherwise converts monies due to .MBFG; or
(m)    Any other event described herein as an “Event of Default.”
Upon the occurrence of an Event of Default, MDR) may, without notice to Seller, terminate this Agreement and all Seller’s rights hereunder, at which time all amounts due MBFG shall immediately become due and payable without notice. In addition, upon the occurrence of an Event of Default, MBFG shall have the right to convert Receivables which are held as security by MBEG from security to the outright legal and equitable property of MBFG, and M.BFG shall have no obligation to remit collections from any Receivables that it may possess until and unless the default is cured.
17.    Avoidance Claims.
(a)    Seller shall indemnify MBFG from any loss, cost and legal expenses arising out of the assertion of any Avoidance Claim relating to Exposed Payments.
(b)    Seller shall notify M.BFG within two business days of it becoming aware of the assertion of an Avoidance Claim.
(c)    This Section 17 shall survive termination of this Agreement.
18.    Assignment. MBFG may assign its rights and delegates its duties hereunder. Upon such Assignment, Seller shall be deemed to have attorned to such assignee and shall owe the same obligations to such assignee and shall accept performance hereunder by such assignee as if such assignee were MBFG. Seller may not assign its rights or obligations hereunder to any other party except as expressly agreed to and authorized by MBFG in writing from MBFG to Seller. Any attempted assignment by Seller without the written approval of MBFG shall he void ab initio.
19.    General Indemnity. Without limiting any other rights hereunder or under applicable law, Seller hereby agrees to indemnify MBFG, and its successors, transferees, and assigns and all officers, directors, shareholders, employees and agents thereof (each an “Indemnified Person”), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including attorneys’ fees and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of or relating to the transactions contemplated hereby or the ownership of any Receivable, including without limitation: (a) any representation or warranty made by Seller or any of its officers or affiliates that was false or misleading when made; (b) Seller’s breach of applicable law, rule or regulation; (c) any imperfection in MBFG’s security or ownership interest in any Collateral or Receivable caused by Seller; (d) any dispute, claim, offset or defense of any Obligor, including without limitation, any relating to the goods or services related to such Receivables and products liability claims; (e) any tax or governmental fee or charge and all interest and penalties thereon, including without limitation any sales tax that may be assessed or charged on the purchase and sale of Receivable hereunder: (t) any failure of Seller to perform its duties or obligations hereunder or tinder any Contract; and (g) Seller’s purchase, transport, storing, use or disposing of Hazardous Materials. Seller acknowledges that (i) MBFG is not now, and has not ever been, in control of Seller’s affairs, (ii).MBFG does not have the capacity to influence Seller’s conduct with respect to the ownership, operation or management of Seller or any of its facilities or its handling or disposal of Hazardous Materials (other than to require compliance with applicable law) and (iii) each of Seller and its subsidiaries together constitute a common enterprise.
20.    Reinstatement. This Agreement will remain in full force and effect and continue to be effective should: (a) any petition be filed by or against Seller for liquidation or reorganization; (b) Seller become insolvent or make an assignment for the benefit of creditors; or (c) a receiver or trustee be appointed for all or any significant part of Seller’s assets. This Agreement and Seller’s obligations hereunder will continue to be effective or be reinstated, as the case may be, if at any time any payment or performance hereunder is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by M.BFG, whether as a “voidable preference”, “fraudulent conveyance”, or otherwise, all as though such payment or performance had not been made.
21.    Waivers. To the maximum extent permitted under applicable law, Seller hereby irrevocably waives all of the following:
(a)    Any right to assert against MBFG as a defense, counterclaim, set-off or crossclaim, any defense (legal or equitable), set-off, counterclaim, crossclaim and/or other claim (i) that Seller may now or at any time hereafter have against any party liable to MBFG in any way or manner, or (ii) arising directly or indirectly from the present or future lack of perfection, sufficiency, validity and/or enforceability of any agreement between Seller and MBFG, or any security interest.
(b)    (i) Presentment, demand and notice of presentment, dishonor, notice of intent to accelerate, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all accounts, documents, instruments, chattel paper and guaranties at any time held by MBFG on which Seller may in any way be liable and hereby ratifies and confirms whatever MBFG may do in this regard, (ii) any bond or security which might be required by any court prior to allowing MBFG to exercise any of its remedies, and (iii) the benefit of all marshaling, valuation, appraisal and exemption laws.
(c)    Any and all rights and remedies now or hereafter conferred by statute or otherwise which may require 141.11FG to take any judicial proceedings in connection with any Collateral or to give any notice or to sell, lease or otherwise use any Collateral in mitigation of MBFG’s damages as set forth herein or which may otherwise limit or modify any of MBFG’s rights or remedies hereunder.
(d)    The right, if any, to require M.BFG to (i) proceed against any person liable for any obligations as a condition to or prior to proceeding hereunder; and (ii) foreclose upon, sell or otherwise realize upon or collect or apply any other property, real or personal, securing any obligations of Seller, as a condition to, or prior to proceeding against Seller hereunder.
(e)    If MBFG seeks to take possession of any or all of the Collateral by judicial process: (i) any bond and any surety or security relating thereto which is otherwise required by any statute, court rule or otherwise as an incident to such possession; (ii) any demand for possession prior to the commencement of any suit or action to recover possession thereof; and (iii) any requirement that MBFG retain possession and not dispose of any such Collateral until after trial or final judgment; and
(f)    No acceptance of, failure to reject, oppose or protest any Contract, Obligor or Receivable by MBFG shall effect a waiver or be deemed to effect a waiver of any of M.BFG’s rights or remedies otherwise arising hereunder or relieve Seller from any liability hereunder arising from any breach of this Agreement, including any misstatement or misrepresentation set forth in any of the representations and warranties made by Seller to MBFG.
22.    Bankruptcy. Seller shall provide MBFG ten (10) days’ advance notice (“Advance Notice”) of any voluntary petition to be filed by Seller under federal bankruptcy laws or under any federal or state law for the relief of debtors (a “Petition”). MBFG shall respect the confidentiality of the Advance Notice and shall divulge the same only to its attorneys and agents. Seller shall provide MBFG immediate notice of any involuntary Petition, as soon as Seller becomes aware of the same.
23.    Attorneys Fees. Seller agrees to reimburse MBFG, on demand, for: (a) the actual amount of all costs and expenses, including attorneys’ fees, that MBFG has incurred or may incur in negotiating, preparing, or administering this Agreement and any documents prepared in connection herewith; (b) the actual costs, including photocopying, travel, and attorneys’ fees and expenses incurred in complying with any subpoena or other legal process attendant to any litigation in which Seller is a party; and (e) the actual amount of all costs and expenses, including attorneys’ fees, which MBFG may incur in enforcing this Agreement and any documents prepared in connection herewith, or in connection with any federal or state insolvency proceeding commenced by or against Seller, including those (i) arising out of the automatic stay, seeking dismissal or conversion of the bankruptcy proceeding or (ii) opposing confirmation of Seller’s plan thereunder; and (d) the actual costs, expenses and attorneys fees incurred in enforcement actions against account debtors of Seller, regardless of forum.
24.    No Lien Termination Without Release. Seller acknowledges that it is obligated under this Agreement to reimburse M.BFG certain expenses including, without limitation, MBFG’s attorneys fees and expenses incurred in defending or otherwise representing MBFG concerning this Agreement. Since MBFG’s expenses are a part of Seller’s obligations which are secured by the Collateral, MBFG shall not be required to discharge any lien or terminate any security interest in the Collateral unless and until Seller executes a general release of liability and indemnification in favor of and acceptable to MBFG.
25.    Term and Termination. The term of this Agreement shall be for one (1) year from the date of this Agreement and shall be automatically renewed for consecutive one (I) year terms thereafter. Seller shall have the right to terminate this Agreement at any time that there is no outstanding and unpaid Receivables that have been purchased by MBFG and no fees, charges or other obligations owed to MUG upon 90 days’ prior written notice to MBFG and at least 90 days before the renewal date. If this Agreement is terminated for any other reason than that described above and as described in the definition of Termination Fee, then Seller shall pay MBFG the Termination Fee. In addition to its right to terminate this Agreement upon the occurrence of an Event of Default as provided in Section 16 of this Agreement. MBFG shall have the right to terminate this Agreement at any time upon 90 days’ prior written notice to Seller. Any termination of this Agreement shall not affect MBFG’s security interest in the Collateral or MBFG’s ownership of purchased Receivables, and this Agreement shall continue to be effective until all transactions entered into and obligations incurred under it have been completed and satisfied in full.
26.    Miscellaneous.
(a)    Governing, Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.
(b)    No Waiver by MBFG. Neither MBFG’s failure to require strict performance by Seller of any provision hereof nor MBFG’s implied or express waiver of any right hereunder will waive or diminish MBFG’s right to demand strict compliance with all provisions of the Agreement. Any action by Seller against MBFG for default hereunder must be commenced within one year after such cause of action occurs. Any waiver of any one occurrence of an Event of Default will not suspend, waive or affect MBFG’s rights or remedies as to the occurrence of any other Event of Default.
(c)    Amendments, Etc. No amendment or waiver of any provision hereof shall be effective unless in writing and signed by the party to be charged. Any waiver shall be effective only in the specific instance for which given. No course of dealing, course of performance or trade usage, and no parole evidence of any nature, shall be used to supplement or modify any terms hereof.
(d)    Notices. All notices hereunder shall be in writing and deemed effective: (i) if personally delivered to recipient at the address set forth in the first paragraph hereof (which includes overnight carrier), when received, (ii) if transmitted by facsimile, when sent, receipt confirmed by telephone or electronic means, and (iii) if sent by regular U.S. mail to recipient at the address set forth in the first paragraph hereof, the third day after deposit in the U.S. mail.
(e)    Binding Effect; Survival. This Agreement shall inure to the benefit of the parties, the Indemnified Persons, and their respective successors and assigns. MBFG’s rights and remedies shall survive any termination hereof.
(f)    Notice of Litigation. If at any time during the term hereof any litigation, governmental investigations or claims, complaints, actions or prosecutions involving Seller or any guarantor of Seller is commenced or threatened, Seller shall immediately notify M.B.FG in writing thereof
(g)    Destruction of Seller’s Documents. MBFG is under no obligation to return any schedules, invoices, statements, budgets, forecasts, reports or other papers delivered by Seller and may destroy or otherwise dispose of same at such time as MBFG, in its discretion, deems appropriate.
(h)    Participation. MBFG may at any time sell, assign, grant participation in, or otherwise transfer to any other person, firm, or corporation (a “Participant”), all or part of the obligations of Seller hereunder. Seller agrees that each such disposition will give rise to a direct obligation of Seller to the Participant. Seller authorizes MBFG and each Participant, upon the occurrence of an Event of Default, to proceed directly by right of setoff, banker’s lien, or otherwise, against any assets of Seller which may be in the hands of MBFG or such Participant, respectively. Seller authorizes MBFG to disclose to any prospective Participant and any Participant any and all information in MBFG’s possession concerning Seller, this Agreement, all Contracts, and any Collateral.
(i)    Venue; Jurisdiction. Any suit, action or proceeding arising out of the subject matter hereof, or the interpretation, performance or breach hereof, shall at the sole option of MBFG, be instituted in any court of Contra Costa County, State of California or any other court acceptable to MBFG (the “Acceptable Forums”). Each party agrees that the Acceptable Forums are convenient to it, and each party irrevocably submits to the jurisdiction of the Acceptable Forums, irrevocably agreeing to be bound by any judgment rendered thereby in connection herewith, and waives any and all objections to jurisdiction or venue that it may have in any such suit, action or proceeding.
(j)    Entire Agreement. This Agreement supersedes all prior or contemporaneous agreements and understandings between said parties, verbal or written, express or implied, relating to the subject matter hereof. There are no intended third-party beneficiaries.
(k)    Severability. Each provision hereof shall be severable from every other provision hereof for the purpose of determining the legal enforceability thereof.
(l)    WAIVER OF JURY TRIAL. SELLER AND MBFG EACH HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING HERETO, ANY DOCUMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. SELLER AND MBFG ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO MBFG TO ENTER HEREINTO. EACH PARTY FURTHER WAIVES ANY RICHT TO CONSOLIDATE. ANY ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
(m)    Counterparts. This Agreement may be executed in counterparts all of which taken together shall constitute one and the same original instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their authorized officers or agents as of the date first written above.
WAVE SYSTEMS CORP.
    a Delaware corporation

By: /s/ William M. Solms
    Name: William M. Solms
    Title: CEO

ATTEST:    MARBLE BRIDGE FUNDING GROUP, INC.
    a corporation

By.: /s/ Cal McGinnis        By: /s/ Paul Candau
Name: Cal McGinnis        Name: Paul Candau
Title: Operations Analyst        Title: President and CEO

SELLER’S INITIALS
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